Exhibit 10.43

Employee and Consultant

4-Year Form

UNITS OPTION AGREEMENT

Pursuant to the terms of the Cheniere Energy Partners, L.P. Long-Term Incentive Plan

1. Grant of Option. Cheniere Energy Partners GP, LLC, a Delaware limited liability company (“Company”), hereby grants to                                                   (“Optionee”) the right, privilege and option as herein set forth (the “Option”) to purchase up to [xx,xxx] common units of Cheniere Energy Partners, L.P. (the “Partnership”) (“Units”), subject to and in accordance with the terms and conditions of this document. This Units Option Agreement (the “Agreement”) is dated as of [xx/xx/xx] (the “Date of Grant”). The Units, when issued to Optionee upon exercise of the Option, shall be fully paid and nonassessable and Optionee (or the person permitted to exercise the Option in the event of Optionee’s death) shall be and have all the rights and privileges of a unitholder of record of the Company with respect to the Units acquired upon exercise of the Option, effective upon such exercise. The Option is granted pursuant to and to implement in part the Cheniere Energy Partners, L.P. Long-Term Incentive Plan (as amended and in effect from time to time, the “Plan”) and is subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this Agreement. By execution of this Agreement, Optionee agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by the Option and this Agreement, together with all rules and determinations from time to time issued by the Committee pursuant to the Plan. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Option unless otherwise provided.

2. Option Terms. Subject to earlier termination as provided herein, the Option shall expire on the 10th anniversary of the Date of Grant of the Option, which anniversary shall be [xx/xx/xx]. The period during which the Option is in effect is referred to as the “Option Period”.

3. Option Exercise Price. The exercise price (the “Exercise Price”) of the Units subject to the Option shall be [$xx.xx] per Unit which has been determined to be no less than the Fair Market Value of a Unit on the Date of Grant of the Option.

4. Vesting. Subject to the provisions of this Agreement, including, without limitation, the following provisions of this Paragraph 4, the total number of Units subject to this Option shall vest and be exercisable only in accordance with the following schedule:

Date	Units Exercisable
, 20
, 20
, 20
Total

The vested Units that may be acquired under the Option may be purchased, in whole or in part, at any time after they become vested during the Option Period.

5. Method of Exercise. To exercise the Option, Optionee shall deliver notice to Company at its principal executive office, directed to the Committee, such exercise to be effective at the time of receipt of such notice at Company’s principal executive office during normal business hours, stating the number of Units with respect to which the Option is being exercised together with payment for such Units plus any required withholding taxes, unless other arrangements for withholding tax liability have been made with the Committee. The exercise notice shall be delivered in person, by certified or regular mail, or by such other method (including electronic transmission) as determined from time to time by the Committee.

6. Payment of Exercise Price and Required Withholding. In order to exercise the Option, Optionee or other person or persons entitled to exercise such Option shall deliver to Company payment in full for (i) the Units being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes.

The payment of the Exercise Price for the Option shall either be:

(1) in cash, or by check payable and acceptable to Company;

(2) with the consent of the Committee, by tendering to Company Units owned by the person exercising the Option for more than six (6) months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full Exercise Price for the Units with respect to which the Option is being exercised and by paying any remaining amount of the Exercise Price (and any required withholding taxes) as provided in (1) above; or

(3) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to Company cash or a check payable and acceptable to Company to pay the Exercise Price and any applicable withholding taxes.

Upon receipt of the cash or check from the broker, Company will deliver to the broker the Units for which the Option is exercised. In the event that the person elects to make payment as allowed under clause (2) of the second preceding sentence, the Committee may, upon confirming that Optionee owns the number of additional Units being tendered, authorize the issuance of a new certificate for the number of Units being acquired pursuant to the exercise of the Option less that number of Units being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the Units being tendered upon the exercise. The date of sale of the Units by the broker pursuant to a cashless exercise under clause (3) of the third preceding sentence shall be the date of exercise of the Option. If the Committee so requires, such person or persons shall also deliver a written representation that all Units being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such Units.

7. Termination of Employment; Change in Control. If Optionee’s employment or other service with Company and its Affiliates is terminated for any reason, any nonvested portion of the Option outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur; provided, however, that the Option shall become immediately vested and fully exercisable upon the death or Disability of Optionee.

In the event of a Change in Control, then any portion of the Option not then vested shall vest in the event of the termination, resignation or removal of Optionee from employment or other service with Company and its Affiliates for any reason within one (1) year from the effective date of such Change in Control.

Optionee shall be entitled to exercise his or her rights with respect to the portion of the Option vested as of the date of termination, whether through acceleration, as provided above, or through the vesting schedule applicable to this grant, for a period that shall end on the earlier of (i) the expiration of the Option Period or (ii) the date that occurs six (6) months after such termination date.

8. Adjustment of Units. In the event of any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of Partnership, issuance of warrants or other rights to purchase Units or other securities of Partnership, or other similar transaction or event affects the Units then the Committee shall, in such manner as it may deem equitable, make adjustments to the terms and provisions of this Option pursuant to Section 4(c) of the Plan in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

9. Ownership Rights and Distribution Equivalent Rights. Optionee shall have no rights as a unitholder in respect of Units until such Optionee becomes the holder of record of such Units except as specifically provided in the Plan and this Agreement. [Before Optionee becomes the holder of record of Units, any distribution in the form of cash paid or delivered by Company on a Unit shall [shall not] entitle Optionee to an equal amount of cash with respect to each Unit.] [Such amounts shall be credited to a bookkeeping account for the benefit of Optionee. In the event of the forfeiture of any Units, Optionee shall have no further rights with respect to such Units and shall forfeit any such distributions which are related to the forfeited Units and which are credited to the bookkeeping account for the benefit of Optionee. To the extent Units shall become fully vested and Optionee becomes holder of record of such Units, all such distributions, if any, credited to the bookkeeping account (with respect to the vested Units) for the benefit of Optionee shall be distributed to Optionee without interest. Such distribution shall occur as soon as practicable, but in no event later than the fifteenth (15th) day of the third (3rd) month following the date on which vesting occurs and Optionee becomes holder of record of such Units. Should Optionee die before receiving all amounts due under this Paragraph 9, the balance due shall be paid to his estate. Optionee’s right to any amounts credited to such account shall not rise above those of a general creditor of Company.]

10. Certain Restrictions. The certificate issued for the Units subject to the restrictions described in this Paragraph 10 may, in the Committee’s discretion, be issued with an appropriate legend describing such restrictions, and the Committee may establish an escrow or other custodial arrangement for holding of the certificate by a person (other than Optionee) selected by the Committee.

By exercising the Option, Optionee agrees that if at the time of such exercise the sale of Units issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), Optionee will acquire the Units for Optionee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement. Optionee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Units hereunder to comply with any law, rule or regulation that applies to the Units subject to the Option.

11. Units Reserved. Company shall at all times during the Option Period reserve and keep available such number of Units as will be sufficient to satisfy the requirements of this Option.

12. Nontransferability of Option. The Option evidenced by this Agreement is not transferable other than by will, the laws of descent and distribution. The Option will be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s guardian or legal representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee. Optionee (or his guardian) may, in accordance with rules and procedures established by the Committee from time to time, transfer, for estate planning purposes, all or part of the Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. To the extent the Option is transferred in accordance with the provisions of this Paragraph 12, the Option may only be exercised by the person or persons who acquire a proprietary interest in the Options pursuant to the transfer.

13. Amendment and Termination. The Option may not be terminated by the Committee at any time without the written consent of Optionee. This Agreement may be amended in writing by Company and Optionee, provided Company may amend this Agreement unilaterally (i) if the amendment does not adversely affect Optionee’s rights hereunder in any material respect, (ii) if Company determines that an amendment is necessary to comply with Rule 16b-3 under the Exchange Act or other applicable law, or (iii) if Company determines that an amendment is necessary to meet the requirements of the Code or to prevent adverse tax consequences to Optionee.

14. No Guarantee of Service. The Option shall not confer upon Optionee any right with respect to continuance of employment or other service with Company or any Affiliate, nor shall it interfere in any way with any right Company or any Affiliate would otherwise have to terminate such Optionee’s employment or other service at any time.

15. Withholding of Taxes. Any issuance of Units pursuant to the exercise of the Option shall not be made until appropriate arrangements satisfactory to Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by Company with respect thereto at the minimum statutory rate. Company shall have the right to take such action as may be necessary or appropriate to satisfy any such tax withholding obligations.

16. No Guarantee of Tax Consequences. Neither Company nor any Affiliate nor the Board or Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for the benefits under the Option.

17. Severability. In the event that any provision of the Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Option, and the Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

18. Governing Law. The Option and this Agreement shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

COMPANY:

CHENIERE ENERGY PARTNERS GP, LLC

By:
Printed Name:
Title:

OPTIONEE:

By:
(Signature)